Exhibit 3.1

~~THIRD~~ FOURTH AMENDED AND RESTATED

REGULATIONS

OF

KEYCORP

(Effective ~~May 23, 2019~~September 21, 2023)

ARTICLE I

SHAREHOLDERS

Section 1. Place of Meeting. All meetings of the shareholders of the Corporation shall be held at the office of the Corporation or at such other places, within or without the State of Ohio, and/or in part by means of communications equipment in the manner provided for in Section 11 of this Article I, as may from time to time be determined by the Board of Directors, the Chairperson of the Board, or the President and specified in the notice of such meeting.

Section 2. Annual Meetings. The annual meeting of the shareholders of the Corporation for the election of directors, the consideration of reports to be laid before such meeting, and the transaction of such other business as may properly come before the meeting shall be held (i) on the third Wednesday in May in each year, if not a legal holiday under the laws of the place where the meeting is to be held, and, if a legal holiday, then on the next succeeding day not a legal holiday under the laws of such place, or (ii) on such other date and at such hour as may from time to time be determined by the Board of Directors, the Chairperson of the Board, or the President.

Section 3. Special Meetings. Subject to the rights of the holders of any class or series of preferred stock of the Corporation, special meetings of the shareholders for any purpose or purposes may be called only by (i) the Chairperson of the Board, (ii) the President, or, in the case of the President’s absence, death, or disability, the vice president authorized to exercise the authority of the President, (iii) the Board of Directors by action at a meeting or a majority of the Board of Directors acting without a meeting, or (iv) the persons holding 15% of all shares outstanding and entitled to vote at the special meeting.

Upon request in writing delivered either in person or by registered mail to the Chairperson of the Board, the President, or the Secretary by any persons entitled to call a meeting of shareholders, which request must specify the purposes of the meeting and include the information that would be required to be set forth in a shareholder’s notice with respect to an annual meeting pursuant to Section 9(a) of these Regulations, such officer shall forthwith cause to be given to the shareholders entitled thereto notice of a meeting to be held on a date not less than ten nor more than 60 days after the receipt of such request, as such officer may fix. If such notice is not given within 30 days after the delivery or mailing of such request, the persons calling the meeting may fix the time of the meeting and give notice thereof in the manner provided by law or as provided in these Regulations, or cause such notice to be given by any designated representative.

Section 4. Notice of Meetings.

(a) Written notice of each meeting of the shareholders, whether annual or special, shall be given, either by personal delivery, mail, overnight delivery service, or any other means of communication authorized by the shareholder to whom the notice is given, not less than seven nor more than 60 days before the date of the meeting to every shareholder of record entitled to notice of the meeting, by or at the direction of the Chairperson of the Board, the President or the Secretary or any other person or persons required or permitted by these Regulations to give such notice. Each such notice shall state (i) the date and hour, (ii) the place of the meeting, (iii) the means, if any, other than by physical presence, by which shareholders can be present and vote at the meeting through the use of communications equipment, and (iv) the purpose or purposes for which the meeting is called.

(b) If mailed or sent by overnight delivery service, such notice shall be deemed given when deposited in the United States mail or with the overnight delivery service, as the case may be, postage or other shipping charges prepaid, and directed to the shareholder at such shareholder’s address as it appears on the records of the Corporation. If sent by another means of communication authorized by the shareholder, such notice shall be deemed to be given when sent to the address furnished by the shareholder for those transmissions.

(c) Notice of adjournment of a meeting of shareholders need not be given if the time and place to which it is adjourned, and the means, if any, other than by physical presence, by which shareholders can be present and vote at the meeting through the use of communications equipment are fixed and announced at the meeting.

(d) Any authorization by a shareholder to send notices given pursuant to these Regulations by any means other than in person or by mail or overnight delivery service is revocable by written notice to the Corporation either by personal delivery or by mail, overnight delivery service, or any other means of communication authorized by the Corporation. If sent by another means of communication authorized by the Corporation, the notice shall be sent to the address furnished by the Corporation for those transmissions. Any authorization by a shareholder to send notices given pursuant to these Regulations by any means other than in person or by mail or overnight delivery service will be deemed to have been revoked by the shareholder if (i) the Corporation has attempted to make delivery of two consecutive notices in accordance with that authorization, and (ii) the Secretary or an Assistant Secretary of the Corporation, or other person responsible for giving of notice, has received notice that, or otherwise believes that, delivery has not occurred. However, an inadvertent failure to treat the inability to deliver notice as a revocation will not invalidate any meeting of shareholders or other action.

Section 5. Quorum. Except as otherwise required by law or by the Articles of Incorporation, the presence of holders of shares entitled to exercise not less than a majority of the voting power of the Corporation at the meeting in person, by proxy, or by the use of communications equipment shall constitute a quorum for the transaction of business at any meeting of the shareholders; provided, however, that no action required by law, the Articles of Incorporation, or these Regulations to be authorized or taken by the holders of a designated proportion of the shares of any particular class or of each class of the Corporation may be authorized or taken by a lesser proportion.

Section 6. Proxies. Proxies may be used in conformity with Ohio law. Any shareholder directly or indirectly soliciting proxies from other shareholders must use a proxy card color other than white, which shall be reserved for the exclusive use by the Board of Directors.

Section 7. Conduct of Meetings; Adjournments. Unless otherwise determined by the Board of Directors, meetings of shareholders shall be presided over by the Chairperson of the Board or, in the event a Chairperson of the Board has not been elected or is otherwise absent, by the President (or such other officer designated by the Board of Directors). The person presiding at a meeting of shareholders, or the holders of a majority of the voting shares represented at a meeting, may adjourn such meeting from time to time, whether or not a quorum is present. The Board of Directors may adopt such rules and regulations for the conduct of any meeting of shareholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations, the person presiding at the meeting shall have the authority to adopt and enforce such rules and regulations for the conduct of any meeting of shareholders and the safety of those in attendance as, in the judgment of such person, are necessary, appropriate or convenient for the conduct of the meeting. Rules and regulations for the conduct of meetings of shareholders, whether adopted by the Board of Directors or by the person presiding at the meeting, may include without limitation, establishing (i) an agenda or order of business for the meeting, (ii) rules and procedures for maintaining order at the meeting and the safety of those present, (iii) limitations on attendance at or participation in the meeting to shareholders entitled to vote at the meeting, their duly authorized and constituted proxies and such other persons as the person presiding at the meeting shall permit, (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof, (v) limitations on the time allotted for consideration of each agenda item and for questions and comments by participants, (vi) regulations for the opening and closing of the polls for balloting and matters which are to be voted on by ballot (if any), and (vii) procedures (if any) requiring attendees to provide the Corporation advance notice of their intent to attend the meeting.

Section 8. Submission of Information by Director Nominees.

(a) To be eligible to be a nominee for election or re-election as a director of the Corporation, a person must deliver to the Secretary of the Corporation at the principal executive offices of the Corporation the following information:

(1) a written representation and agreement, which shall be signed by such person and pursuant to which such person shall represent and agree that such person (A) consents to serving as a director if elected and (if applicable) to being named in the Corporation’s proxy statement and form of proxy as a nominee, and currently intends to serve as a director for the full term for which such person is standing for election, (B) will promptly notify the Corporation of the nominee’s actual or potential unwillingness or inability to serve as a director, (~~B~~C) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity (i) as to how the person, if elected as a director, will act or vote on any issue or question that has not been disclosed to the Corporation, or (ii) that could limit or interfere with the person’s ability to comply, if elected as a director, with such person’s fiduciary duties under applicable law, (D~~C~~) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director or nominee that has not been disclosed to the Corporation, (E) does not need any permission or consent from any third party to serve as a director of the Corporation, if elected, that has not been obtained, including any employer or other board or governing body on which such nominee serves, including providing copies of any and all requisite permissions or consents, and (F~~D~~) if elected as a director, will comply with all of the Corporation’s corporate governance, conflict of interest, confidentiality, and stock ownership and trading policies and guidelines, and any other Corporation policies and guidelines applicable to directors (which will be provided to such person promptly following a request therefor); and

(2) all completed and signed questionnaires required of the Corporation’s directors (which will be provided to such person promptly following a request therefor).

(b) A nominee for election or re-election as a director of the Corporation shall also provide to the Corporation such other information as it may reasonably request, including one or more interviews with a proposed nominee at the request of the Board of Directors or a committee of the Board of Directors. The Corporation may request such additional information as necessary to permit the Corporation to determine the eligibility of such person to serve as a director of the Corporation, including information relevant to a determination whether such person can be considered an independent director.

(c) All written and signed representations and agreements and all completed and signed questionnaires required pursuant to Section 8(a) above, and the additional information described in Section 8(b) above, shall be considered timely if provided to the Corporation by the deadlines specified in Section 9 or 10 below, as applicable. All information provided pursuant to this Section 8 shall be deemed part of the shareholder’s notice submitted pursuant to Section 9 or a Shareholder Notice submitted pursuant to Section 10, as applicable.

Section 9. Advance Notice of Shareholder Proposals and Nominations.

(a) Annual Meeting

(1) At any annual meeting of shareholders, nominations of persons for election to the Board of Directors and proposals to be considered by the shareholders may be made at an annual meeting of shareholders only (A) pursuant to the Corporation’s notice of meeting (or any supplement thereto), (B) by or at the direction of the Board of Directors, (C) by a shareholder of the Corporation who is a shareholder of record at the time the notice provided for in this Section 9(a) is delivered to the Secretary of the Corporation, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 9(a), or (D) by an Eligible Shareholder (as defined in Section 10(b)(2) below) whose Shareholder Nominee (as defined in Section 10(a) below) is included in the Corporation’s proxy materials for the relevant annual meeting of shareholders. For the avoidance of doubt, clauses (C) and (D) above shall be the exclusive means for a shareholder to make director nominations and clause (C) above shall be the exclusive means for a shareholder to bring proposals before an annual meeting of shareholders (other than a proposal included in the Corporation’s proxy statement pursuant to and in compliance with Rule 14a-8 (or any successor provision) under the Securities Exchange Act of 1934, as amended, or any successor thereto (the “1934 Act”)).

(2) For nominations or proposals to be properly brought before an annual meeting by a shareholder pursuant to clause (C) of the foregoing paragraph, the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation and, in the case of a proposal, such proposal must be a proper subject of shareholder action under applicable law and the Articles of Incorporation of the Corporation. To be timely, notice of any nomination or proposal to be presented by any shareholder at an annual meeting pursuant to clause (C) of the foregoing paragraph shall be given in writing to the Secretary of the Corporation, delivered to or mailed and received at the Corporation’s principal executive offices, not later than the “Close of Business” (as defined in Section 9(c)(1) below) on the 90th day nor earlier than the Close of Business on the 120th day prior to the first anniversary of the preceding year’s annual shareholders’ meeting; provided, however, that in the event that the annual meeting is more than 30 days before or after the anniversary of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year, the written notice of such shareholder’s intent to make such nomination or proposal must be given to the Secretary, delivered to or mailed and received at the Corporation’s principal executive offices, not earlier than the Close of Business on the 120th day prior to such annual meeting and not later than the Close of Business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which “Public Announcement” (as defined in Section 9(c)(1) below) of the date of such meeting is first made by the Corporation. In no event shall an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a notice as described above.

(3) A shareholder notice in connection with a proposed nomination or proposal pursuant to Section 9(a)(1)(C) shall set forth:

(A) as to each person whom the shareholder proposes to nominate for election or re-election as a director (i) the name, age, business and residence address of such person, (ii) the principal occupation or employment of such person for the last five years, (iii) the class or series and number of shares of capital stock of the Corporation which are owned of record or “Beneficially Owned” (as defined in Section 9(c)(2) below) by such person, (iv) all positions of such person as a director, officer, partner, employee or controlling shareholder of any corporation or other business entity, (v) any prior position as a director, officer or employee of a depository institution or any company controlling a depository institution, (vi) a description of any business or personal interests that could place such nominee in a potential conflict of interest with the Corporation or any of its subsidiaries, (vii) all other information regarding such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with ~~Regulation~~ Section 14(a)~~A~~ of ~~under~~ the 1934 Act, including Regulation 14A and Rule 14a-19 promulgated under the 1934 Act, and (viii) all written and signed representations and agreements and all completed and signed questionnaires required pursuant to Section 8(a) above;

(B) as to any proposal (other than a nomination of persons for election to the Board of Directors), a brief description of the proposal desired to be brought before the meeting, the text of the proposal to be presented (including the text of any resolutions proposed for consideration and in the event the proposal seeks to amend these Regulations, the language of the proposed amendment), a brief written statement of the reasons why such shareholder favors the proposal and the reasons for considering the proposal at the meeting, ~~and~~ any substantial interest (within the meaning of Item 5 of Schedule 14A under the 1934 Act) in the proposal of such shareholder and the beneficial owner (within the meaning of Section 13(d) of the 1934 Act), if any, on whose behalf the proposal is being brought (other than as a shareholder or beneficial owner), and any other information relating to such proposal that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitations of proxies in support of the proposal pursuant to Section 14(a) of the 1934 Act, including Regulation 14A;

(C) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the proposal or nomination is submitted (i) the name and address of such shareholder, as they appear on the Corporation’s books, and the name and address of such beneficial owner, (ii) the class or series and number of shares of capital stock of the Corporation that are owned of record by such shareholder and such beneficial owner as of the date of the notice, and a representation that the shareholder will notify the Corporation in writing within five business days after the record date for such meeting of the class or series and number of shares of capital stock of the Corporation owned of record by such shareholder and such beneficial owner as of the record date for the meeting, and (iii) a representation that the shareholder (or a “Qualified Representative” of the shareholder, as defined in Section 9(c)(3) below) intends to appear at the meeting to make such nomination or raise such proposal;

(D) as to the shareholder giving the notice, or, if the notice is given on behalf of a beneficial owner on whose behalf the proposal or nomination is made, as to such beneficial owner, and if such shareholder or beneficial owner is an entity, as to each director, executive, managing member or control person of such entity (any such individual or control person, a “Control Person”):

(i) the class or series and number of shares of capital stock of the Corporation that are Beneficially Owned by such shareholder or beneficial owner and by any Control Person as of the date of the notice, and a representation that the shareholder will notify the Corporation in writing within five business days after the record date for such meeting of the class or series and number of shares of capital stock of the Corporation Beneficially Owned by such shareholder or beneficial owner and by any Control Person as of the record date for the meeting;

(ii) a description of any agreement, arrangement, plan or understanding with respect to the nomination or proposal between or among such shareholder, beneficial owner or Control Person and any other person, including without limitation any agreements, arrangements, plans or understandings that would be required to be disclosed pursuant to Item 4, Item 5 or Item 6 of Schedule 13D under the 1934 Act (regardless of whether the requirement to file a Schedule 13D is applicable), any plans or proposals for the Corporation as would be required to be disclosed under Item 4 of Schedule 13D under the 1934 Act (regardless of whether the requirement to file a Schedule 13D is applicable), and a representation that the shareholder will notify the Corporation in writing within five business days after the record date for such meeting of any such agreement, arrangement, plan or understanding in effect as of the record date for the meeting;

(iii) a description of any agreement, arrangement or understanding (including, without limitation and regardless of the form of settlement, any derivative or long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the shareholder’s notice by, or on behalf of, such shareholder, beneficial owner or Control Person, the effect or intent of which is to create or mitigate loss, manage risk or benefit from changes in the share price of any class of the Corporation’s capital stock, or maintain, increase or decrease the voting power of the shareholder, beneficial owner or Control Person or any proposed nominee with respect to securities of the Corporation, whether and the extent to which any such agreement, arrangement or understanding is in place or has been entered into within the prior six months preceding the date of delivery of the shareholder’s notice by or for the benefit of the shareholder, beneficial owner or Control Person or any proposed nominee, and if so, a summary of the material terms thereof, and a representation that the shareholder will notify the Corporation in writing within five business days after the record date for such meeting of any such agreement, arrangement or understanding in effect as of the record date for the meeting;

(iv)  a description of any proxy, agreement, arrangement, understanding or relationship pursuant to which the shareholder, beneficial owner or Control Person has or shares a right to, directly or indirectly, vote any shares of a security of the Corporation; ~~and~~

(~~i~~v) a representation whether the shareholder or the beneficial owner, if any, will engage in a solicitation (within the meaning of Rule 14a-1(l) under the 1934 Act) with respect to the nomination or proposal and, if so, the name of each participant (as defined in Item 4 of Schedule 14A under the 1934 Act) in such solicitation and whether such person intends or is part of a group which intends to deliver a proxy statement and/or form of proxy to holders of shares representing at least ~~50~~67% of the voting power of the shares of the Corporation entitled to vote generally in the election of directors, in the case of a nomination, or holders of at least the percentage of the Corporation’s stock required to approve or adopt a proposal, in the case of other business~~.~~;

(vi)  a written representation executed by the shareholder that such shareholder will comply with Rule 14a-19 promulgated under the 1934 Act in connection with such shareholder’s solicitation of proxies in support of any nominee and will notify the Corporation no later than two business days following any determination by the shareholder to no longer solicit proxies for the election of any nominee as a director; and

(vii)  any other information relating to such shareholder, beneficial owner, or Control Person or proposed nominee or proposed business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies in support of such nominee or proposal pursuant to Section 14 of the 1934 Act, including Regulation 14A.

(4) At the request of the Corporation, a shareholder, beneficial owner, if any, or director nominee must promptly, but in any event within five business days after such request, provide to the Corporation such other information that the Corporation may reasonably request, including information ~~and~~ that is necessary to permit the Corporation to determine the eligibility of ~~such person~~a nominee to serve as a director of the Corporation, including information relevant to a determination whether such person can be considered an independent director and any additional information required under Rule 14a-19(b) promulgated under the 1934 Act. All information provided pursuant to this Section 9(a) shall be deemed part of a shareholder’s notice for purposes of this Section 9(a).

(b) Special Meeting

Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting by or at the direction of the Board of Directors. Nominations of persons for election to the Board of Directors may be made at a special meeting of shareholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (i) by or at the direction of the Board of Directors; or (ii) provided that one or more directors are to be elected at such meeting, by any shareholder of the Corporation who is a shareholder of record at the time the notice provided for in this Section 9(b) is delivered to the Secretary of the Corporation, who is entitled to vote at the meeting and upon such election and who delivers notice thereof in writing setting forth the information required by Section 9(a) above and provides the additional information required by Section 8 above; or (iii) in the case of a shareholder-requested special meeting, by any shareholder of the Corporation pursuant to Section 3 of this Article I. In the event the Corporation calls a special meeting of shareholders (other than a shareholder-requested special meeting) for the purpose of electing one or more directors to the Board of Directors, any shareholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the notice required by this Section 9(b) shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the Close of Business on the 120th day prior to such special meeting and not later than the Close of Business on the later of the 90th day prior to such special meeting or the 10th day following the date on which Public Announcement of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting is first made by the Corporation. In no event shall an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above. Notwithstanding any other provision of these Regulations, in the case of a shareholder-requested special meeting, no shareholder may nominate a person for election to the Board of Directors or propose any other business to be considered at the meeting, except pursuant to a request in writing delivered for such special meeting pursuant to Section 3 of this Article I.

(c) Definitions.

(1) For purposes of these Regulations, the “Close of Business” shall mean 6:00 p.m. local time at the principal executive offices of the Corporation on any calendar day, whether or not the day is a business day, and a “Public Announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the 1934 Act;

(2) For purposes of Sections 9(a)(3)(A) and 9(a)(3)(D)(i), shares of capital stock of the Corporation shall be treated as “Beneficially Owned” by a person if the person beneficially owns such shares, directly or indirectly, for purposes of Section 13(d) of the 1934 Act and Regulations 13D and 13G thereunder or has or shares pursuant to any agreement, arrangement or understanding (whether or not in writing) (A) the right to acquire such shares (whether such right is exercisable immediately or only after the passage of time or the fulfillment of a condition or both), (B) the right to vote such shares, alone or in concert with others, and/or (C) investment power with respect to such shares, including the power to dispose of, or to direct the disposition of, such shares; and

(3) For purposes of these Regulations, to be considered a “Qualified Representative” of a shareholder, a person must be a duly authorized officer, manager or partner of such shareholder or authorized by a writing signed by such shareholder (or an electronic or other transmission capable of authentication) delivered to the Corporation prior to the making of the nomination or the bringing of the proposal at the meeting stating that such person is authorized to act for such shareholder as proxy at the meeting of shareholders.

(d) General

(1) Except as otherwise required by law, only such persons who are nominated in accordance with the procedures set forth in this Section 9 and, if applicable, Section 10, shall be eligible to be elected at any meeting of shareholders of the Corporation to serve as directors and only such other proposals shall be considered at a meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 9 (or that are otherwise properly brought under Rule 14a-8 under the 1934 Act). The number of nominees a shareholder may nominate for election at a meeting of shareholders (or, in the case of a shareholder giving the notice on behalf of a beneficial owner, the number of nominees a shareholder may nominate for election at the meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such meeting. Except as otherwise required by law, each of the Chairperson of the Board, the Board of Directors and the person presiding at the meeting shall have the power to determine whether a nomination was made or a proposal was brought, as the case may be, in accordance with the procedures set forth in these Regulations. If any nomination or proposal is not in compliance with these Regulations, then, except as otherwise required by law, the person presiding at the meeting shall have the power to declare that such nomination shall be disregarded or that such proposal shall not be considered.

(2) Notwithstanding the foregoing provisions of this Section 9, unless otherwise required by law, or otherwise determined by the Chairperson of the Board, the Board of Directors or the person presiding at the meeting, if the shareholder does not provide the information required under Section 8 or~~,~~ Section 9~~(a)(3)(C)(ii) or Section 9(a)(3)(D)(i)-(iii)~~ to the Corporation within the time frames specified herein, or if the shareholder (or a Qualified Representative of the shareholder) does not appear at the annual or special meeting of shareholders of the Corporation to present a nomination or proposal, such nomination shall be disregarded and such proposal shall not be considered, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

(3)  A shareholder nominating one or more persons for election as directors or proposing business to be brought before a stockholders’ meeting, or both, and any beneficial owner, if any, on whose behalf the nomination or proposal is made shall update and supplement the information in the notice required to be provided pursuant to this Section  9 from time to time to the extent necessary so that the information provided or required to be provided in such notice shall be true and correct (A) as of the record date for the meeting and (B) as of the date that is 15 days prior to the meeting or any adjournment or postponement thereof. Any such update and supplement shall be delivered in writing to the Secretary of the Corporation at the principal executive offices of the Corporation not later than five days after the record date for the meeting (in the case of any update and supplement required to be made as of the record date for the meeting) and not later than 10 days prior to the date for the meeting or any adjournment or postponement thereof (in the case of any update or supplement required to be made as of 15 days prior to the meeting or adjournment or postponement thereof), provided that, no supplement or update made pursuant to this paragraph may include any new nominees who were not named in the original shareholder notice or be deemed to cure any defects or limit the remedies (including under these Regulations) available to the Corporation relating to any defect.

(4)  If any information or representation submitted pursuant to this Section 9 is inaccurate or incomplete in any material respect, such information or representation may be deemed not to have been provided in accordance with these Regulations. The shareholder giving notice shall notify the Secretary in writing at the principal executive offices of the Corporation of any inaccuracy or change in any information or representation submitted within two business days after becoming aware of such inaccuracy or change. Upon written request of the Secretary on behalf of the Board of Directors (or a duly authorized committee thereof), the shareholder shall provide, within seven business days after delivery of such request (or such longer period as may be specified in such request), (1) written verification, reasonably satisfactory to the Board of Directors, any committee thereof, or any authorized officer of the Corporation, to demonstrate the accuracy of any information submitted and (2) a written affirmation of any information submitted as of an earlier date (including, if requested by the Corporation, written confirmation by such shareholder that it continues to intend to bring such nomination or other business proposal before the meeting and, if applicable, satisfy the requirements of Rule 14a-19(a)(3) promulgated under Regulation 14A of the 1934 Act). If the shareholder fails to provide such written verification or affirmation within such period, the information or representation as to which written verification or affirmation was requested may be deemed not to have been provided in accordance with these Regulations.

(5) Without limiting the other provisions and requirements of this Section 9, unless otherwise required by law, if any shareholder (A) provides notice pursuant to Rule 14a-19(b) promulgated under the 1934 Act and (B) subsequently fails to comply with the requirements of Rule 14a-19(a)(2) and Rule 14a-19(a)(3) promulgated under the 1934 Act, then the Corporation shall disregard any proxies or votes solicited for such shareholder’s nominees. Upon request by the Corporation, if any shareholder provides notice pursuant to Rule 14a-19(b) promulgated under the 1934 Act, such shareholder shall deliver to the Corporation, no later than five business days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) promulgated under the 1934 Act.

(~~2~~6) Nothing in this Section 9 shall be deemed to affect any rights of the holders of any class or series of preferred stock of the Corporation to elect directors of the Corporation pursuant to any applicable provisions of the Articles of Incorporation and/or the express terms of the preferred stock of the Corporation.

Section 10. Proxy Access for Director Nominations.

(a) Eligibility

Subject to the terms and conditions of these Regulations, in connection with an annual meeting of shareholders at which directors are to be elected, the Corporation (i) shall include in its proxy statement and on its form of proxy the names of, and (ii) shall include in its proxy statement the “Additional Information” (as defined in Section 10(b)(4) below) relating to, a number of nominees specified pursuant to Section 10(b)(1) (the “Authorized Number”) for election as directors submitted pursuant to this Section 10 (each, a “Shareholder Nominee”), if:

(1) the Shareholder Nominee satisfies the eligibility requirements in this Section 10;

(2) the Shareholder Nominee is identified in a timely notice (the “Shareholder Notice”) that satisfies this Section 10 and is delivered by a shareholder that qualifies as, or is acting on behalf of, an Eligible Shareholder (as defined in Section 10(b)(2) below);

(3) the Eligible Shareholder satisfies the requirements in this Section 10 and expressly elects at the time of the delivery of the Shareholder Notice to have the Shareholder Nominee included in the Corporation’s proxy materials; and

(4) the additional requirements of these Regulations are met.

(b) Definitions

(1) The maximum number of Shareholder Nominees appearing in the Corporation’s proxy materials with respect to an annual meeting of shareholders (the “Authorized Number”) shall not exceed the greater of two, or 20% of the number of directors in office as of the last day on which a Shareholder Notice may be delivered pursuant to this Section 10 with respect to the annual meeting, or if such amount is not a whole number, the closest whole number (rounding down) below 20%; provided that the Authorized Number shall be reduced (A)

by any Shareholder Nominee whose name was submitted for inclusion in the Corporation’s proxy materials pursuant to this Section 10 but whom the Board of Directors decides to nominate as a Board nominee, (B) by any nominees who were previously elected to the Board of Directors as Shareholder Nominees at any of the preceding two annual meetings and who are nominated for election at the annual meeting by the Board of Directors as a Board nominee, and (C) by any Shareholder Nominee who is not included in the Corporation’s proxy materials or is not submitted for director election for any reason, in accordance with the last sentence of Section 10(d)(2). In the event that one or more vacancies for any reason occurs after the date of the Shareholder Notice but before the annual meeting and the Board of Directors resolves to reduce the size of the entire authorized Board (as defined in Section 1 of Article II) in connection therewith, the Authorized Number shall be calculated based on the number of directors in office as so reduced.

(2) To qualify as an “Eligible Shareholder,” a shareholder or a group as described in this Section 10 must:

(A) Own and have Owned (as defined in Section 10(b)(3) below), continuously for at least three years as of the date of the Shareholder Notice, a number of shares (as adjusted to account for any stock dividend, stock split, subdivision, combination, reclassification or recapitalization of shares of the Corporation that are entitled to vote generally in the election of directors) that represents at least 3% of the outstanding shares of the Corporation that are entitled to vote generally in the election of directors as of the date of the Shareholder Notice (the “Required Shares”); and

(B) thereafter continue to Own the Required Shares through such annual meeting of shareholders.

For purposes of satisfying the ownership requirements of this Section 10(b)(2), a group of not more than 20 shareholders and/or beneficial owners may aggregate the number of shares of the Corporation that are entitled to vote generally in the election of directors that each group member has individually Owned continuously for at least three years as of the date of the Shareholder Notice if all other requirements and obligations for an Eligible Shareholder set forth in this Section 10 are satisfied by and as to each shareholder or beneficial owner comprising the group whose shares are aggregated. No shares may be attributed to more than one Eligible Shareholder, and no shareholder or beneficial owner, alone or together with any of its affiliates, may individually or as a member of a group qualify as or constitute more than one Eligible Shareholder under this Section 10. A group of any two or more funds shall be treated as only one shareholder or beneficial owner for this purpose if they are under common management and investment control. For purposes of this Section 10, the term “affiliate” or “affiliates” shall have the meanings ascribed thereto under the rules and regulations promulgated under the 1934 Act.

(3) For purposes of this Section 10:

(A) A shareholder or beneficial owner is deemed to “Own” only those outstanding shares of the Corporation that are entitled to vote generally in the election of directors as to which the person possesses both (i) the full voting and investment rights pertaining to the shares, and (ii) the full economic interest in (including the opportunity for profit and risk of loss on) such shares, except that the number of shares calculated in accordance with clauses (i) and (ii) shall not include any shares (a) sold by such person in any transaction that has not been settled or closed, (b) borrowed by the person for any purposes or purchased by the person pursuant to an agreement to resell, or (c) subject to any option, warrant, forward contract, swap, contract of sale, or other derivative or similar agreement entered into by the person, whether the instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the Corporation that are entitled to vote generally in the election of directors, if the instrument or agreement has, or is intended to have, or if exercised would have, the purpose or effect of (x) reducing in any manner, to any extent or at any time in the future, the person’s full right to vote or direct the voting of the shares, and/or (y) hedging, offsetting or altering to any degree any gain or loss arising from the full economic ownership of the shares by the person. The terms “Owned,” “Owning” and other variations of the word “Own,” when used with respect to a shareholder or beneficial owner, have correlative meanings. For purposes of clauses (a) through (c) the term “person” includes its affiliates.

(B) A shareholder or beneficial owner “Owns” outstanding shares of the Corporation entitled to vote generally in the election of directors that are held in the name of a nominee or other intermediary so long as the person retains both (i) the full voting and investment rights pertaining to the shares, and (ii) the full economic interest in the shares. The person’s Ownership of shares is deemed to continue during any period in which the person has delegated any voting power by means of a proxy, power of attorney, or other instrument or arrangement that is revocable at any time by the shareholder.

(C) A shareholder or beneficial owner’s Ownership of outstanding shares of the Corporation entitled to vote generally in the election of directors shall be deemed to continue during any period in which the person has loaned the shares if the person has the power to recall the loaned shares on not more than five business days’ notice and (i) the person recalls the loaned shares within five business days of the record date for the relevant annual meeting, and (ii) the person holds the recalled shares through the annual meeting.

(4) For purposes of this Section 10, the “Additional Information” referred to in Section 10(a) that the Corporation will include in its proxy ~~statement~~ materials is:

(A) the information set forth in the Schedule 14N provided with the Shareholder Notice concerning each Shareholder Nominee and the Eligible Shareholder that is required to be disclosed in the Corporation’s proxy statement by the applicable requirements of the 1934 Act, and the rules and regulations thereunder; and

(B) if the Eligible Shareholder so elects, a written statement of the Eligible Shareholder (or, in the case of a group, a written statement of the group), not to exceed 500 words, in support of its Shareholder Nominee(s) (the “Statement”), which must be provided at the same time as the Shareholder Notice for inclusion in the Corporation’s proxy statement for the annual meeting.

(5) Notwithstanding anything to the contrary contained in this Section 10, the Corporation may omit from its proxy materials any information or Statement that it, in good faith, believes is untrue in any material respect (or omits a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading) or would violate any applicable law, rule, regulation or listing standard. Nothing in this Section 10 shall limit the Corporation’s ability to solicit against and include in its proxy materials its own statements relating to any Eligible Shareholder or Shareholder Nominee.

(c) Shareholder Notice and Other Informational Requirements

(1) The Shareholder Notice shall set forth all information, representations and agreements required under Section 8(a) above, including the information required with respect to any nominee for election as a director (and including all written and signed representations and agreements and all completed and signed questionnaires required pursuant to Section 8(a)), any shareholder giving notice of an intent to nominate a candidate for election, and any shareholder, beneficial owner or other person on whose behalf the nomination is made under this Section 10. In addition, such Shareholder Notice shall include:

(A) a copy of the Schedule 14N that has been or concurrently is filed with the Securities and Exchange Commission under the 1934 Act and the details of any relationship that existed within the past three years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it existed on the date of submission of the Schedule 14N;

(B) a written statement of the Eligible Shareholder (and in the case of a group, the written statement of each shareholder or beneficial owner whose shares are aggregated for purposes of constituting an Eligible Shareholder), which statement(s) shall also be included in the Schedule 14N filed with the Securities and Exchange Commission (i) setting forth and certifying to the number of shares of the Corporation that are entitled to vote generally in the election of directors the Eligible Shareholder Owns and has Owned (as defined in Section 10(b)(3) of these Regulations) continuously for at least three years as of the date of the Shareholder Notice, (ii) agreeing to continue to Own such shares through the annual meeting, and (iii) regarding whether or not it intends to maintain Ownership of the Required Shares for at least one year following the annual meeting;

(C) the written agreement of the Eligible Shareholder (and in the case of a group, the written agreement of each shareholder or beneficial owner whose shares are aggregated for purposes of constituting an Eligible Shareholder) addressed to the Corporation, setting forth the following additional agreements, representations and warranties:

(i) it shall provide (a) within five business days after the date of the Shareholder Notice, one or more written statements from the record holder(s) of the Required Shares and from each intermediary through which the Required Shares are or have been held, in each case during the requisite three-year holding period, specifying the number of shares that the Eligible Shareholder Owns, and has Owned continuously in compliance with this Section 10, (b) within five business days after the record date for the annual meeting the information required under Section 9(a)(3)(C)(ii) and Section 9(a)(3)(D)(i)-(iv~~ii~~) and (vi) above and written statements from the record holder(s) and intermediaries as required under clause (i)(a) of this paragraph verifying the Eligible Shareholder’s continuous Ownership of the Required Shares, in each case, as of the record date, and (c) immediate notice to the Corporation if the Eligible Shareholder ceases to own any of the Required Shares prior to the annual meeting;

(ii) it (a) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control at the Corporation, and does not presently have this intent, (b) has not nominated and shall not nominate for election to the Board of Directors at the annual meeting any person other than the Shareholder Nominee(s) being nominated pursuant to this Section 10, (c) has not engaged and shall not engage in, and has not been and shall not be a participant (as defined in Item 4 of Schedule 14A under the 1934 Act) in, a solicitation (within the meaning of Rule 14a-1(l) under the 1934 Act), in support of the election of any individual as a director at the annual meeting other than its Shareholder Nominee(s) or any nominee(s) of the Board of Directors, and (d) shall not distribute to any shareholder any form of proxy for the annual meeting other than the form distributed by the Corporation; and

(iii) it will (a) assume all liability stemming from any legal or regulatory violation arising out of the Eligible Shareholder’s communications with the shareholders of the Corporation or out of the information that the Eligible Shareholder provided to the Corporation, (b) indemnify and hold harmless the Corporation and each of its directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of the nomination or solicitation process pursuant to this Section 10, (c) comply with all laws, rules, regulations and listing standards applicable to its nomination or any solicitation in connection with the annual meeting, (d) file with the Securities and Exchange Commission any solicitation or other communication by or on behalf of the Eligible Shareholder relating to the Corporation’s annual meeting of shareholders, one or more of the Corporation’s directors or director nominees or any Shareholder Nominee, regardless of whether the filing is required under Regulation 14A under the 1934 Act, or whether any exemption from filing is available for the materials under Regulation 14A under the 1934 Act, and (e) at the request of the Corporation, promptly, but in any event within five business days after such request (or by the day prior to the day of the annual meeting, if earlier), provide to the Corporation such additional information as reasonably requested by the Corporation; and

(iv) in the case of a nomination by a group, the designation by all group members of one group member that is authorized to act on behalf of all members of the group with respect to the nomination and matters related thereto, including withdrawal of the nomination, and the written agreement, representation and warranty of the Eligible Shareholder that it shall provide, within five business days after the date of the Shareholder Notice, documentation reasonably satisfactory to the Corporation demonstrating that the number of shareholders and/or beneficial owners within such group does not exceed 20, including whether a group of funds qualifies as one shareholder or beneficial owner within the meaning of Section 10(b)(2).

(2) To be timely under this Section 10, the Shareholder Notice must be delivered by a shareholder to the Secretary of the Corporation at the principal executive offices of the Corporation not later than the Close of Business on the 120th day nor earlier than the Close of Business on the 150th day prior to the first anniversary of the date (as stated in the Corporation’s proxy materials) the definitive proxy statement was first released to shareholders in connection with the preceding year’s annual meeting of shareholders; provided, however, that in the event the annual meeting is more than 30 days before or after the anniversary of the previous year’s annual meeting, or if no annual meeting was held in the preceding year, to be timely, the Shareholder Notice must be so delivered not earlier than the Close of Business on the 150th day prior to such annual meeting and not later than the Close of Business on the later of the 120th day prior to such annual meeting or the 10th day following the day on which Public Announcement of the date of such meeting is first made by the Corporation. In no event shall an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of the Shareholder Notice as described above.

(3) At the request of the Corporation, the Shareholder Nominee must promptly, but in any event within five business days after such request, provide to the Corporation such other information that the Corporation may reasonably request and that is necessary to permit the Corporation to determine if the Shareholder Nominee satisfies the requirements of this Section 10, including information relevant to a determination whether the Shareholder Nominee can be considered an independent director.

(4) In the event that any information or communications provided by the Eligible Shareholder or any Shareholder Nominees to the Corporation or its shareholders is not, when provided, or thereafter ceases to be, true, correct and complete in all material respects (including omitting a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading), such Eligible Shareholder or Shareholder Nominee, as the case may be, shall promptly notify the Secretary and provide the information that is required to make such information or communication true, correct, complete and not misleading; it being understood that providing any such notification shall not be deemed to cure any defect or limit the Corporation’s right to omit a Shareholder Nominee from its proxy materials as provided in this Section 10.

(5) All information provided pursuant to this Section 10(c) shall be deemed part of the Shareholder Notice for purposes of this Section 10.

(d) Proxy Access Procedures

(1) Notwithstanding anything to the contrary contained in this Section 10, the Corporation may omit from its proxy materials any Shareholder Nominee, and such nomination shall be disregarded and no vote on such Shareholder Nominee shall occur, notwithstanding that proxies in respect of such vote may have been received by the Corporation, if:

(A) the Eligible Shareholder or Shareholder Nominee breaches any of its agreements, representations or warranties set forth in the Shareholder Notice or otherwise submitted pursuant to this Section 10, any of the information in the Shareholder Notice or otherwise submitted pursuant to this Section 10 was not, when provided, true, correct and complete, or the Eligible Shareholder or applicable Shareholder Nominee otherwise fails to comply with its obligations pursuant to these Regulations, including, but not limited to, its obligations under this Section 10;

(B) the Shareholder Nominee (i) is not independent under any applicable listing standards, any applicable rules of the Securities and Exchange Commission and any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the Corporation’s directors, (ii) is or has been, within the past three years, an officer or director of a competitor, as defined for the purposes of Section 8 of the Clayton Antitrust Act of 1914, as amended, (iii) is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in a criminal proceeding (excluding traffic violations and other minor offenses) within the past ten years or (iv) is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended;

(C) the Corporation has received a notice (whether or not subsequently withdrawn) that a shareholder intends to nominate any candidate for election to the Board of Directors pursuant to the advance notice requirements for shareholder nominees for director in Section 9(a) of this Article I; or

(D) the election of the Shareholder Nominee to the Board of Directors would cause the Corporation to violate the Articles of Incorporation of the Corporation, these Regulations, or any applicable law, rule, regulation or listing standard.

(2) An Eligible Shareholder submitting more than one Shareholder Nominee for inclusion in the Corporation’s proxy materials pursuant to this Section 10 shall rank such Shareholder Nominees based on the order that the Eligible Shareholder desires such Shareholder Nominees to be selected for inclusion in the Corporation’s proxy materials and include such assigned rank in its Shareholder Notice submitted to the Corporation. In the event that the number of Shareholder Nominees submitted by Eligible Shareholders pursuant to this Section 10 exceeds the Authorized Number, the Shareholder Nominees to be included in the Corporation’s proxy materials shall be determined in accordance with the following provisions: one Shareholder Nominee who satisfies the eligibility requirements in this Section 10 shall be selected from each Eligible Shareholder for inclusion in the Corporation’s proxy materials until the Authorized Number is reached, going in order of the amount (largest to smallest) of shares of the Corporation each Eligible Shareholder disclosed as Owned in its Shareholder Notice submitted to the Corporation and going in the order of the rank (highest to lowest) assigned to each Shareholder Nominee by such Eligible Shareholder. If the Authorized Number is not reached after one Shareholder Nominee who satisfies the eligibility requirements in this Section 10 has been selected from each Eligible Shareholder, this selection process shall continue as many times as necessary, following the same order each time, until the Authorized Number is reached. Following such determination, if any Shareholder Nominee who satisfies the eligibility requirements in this Section 10 thereafter is nominated by the Board of Directors, thereafter is not included in the Corporation’s proxy materials or thereafter is not submitted for director election for any reason (including the Eligible Shareholder’s or Shareholder Nominee’s failure to comply with this Section 10), no other nominee or nominees shall be included in the Corporation’s proxy materials or otherwise submitted for election as a director at the applicable annual meeting in substitution for such Shareholder Nominee.

(3) Any Shareholder Nominee who is included in the Corporation’s proxy materials for a particular annual meeting of shareholders but either (A) withdraws from or becomes ineligible or unavailable for election at the annual meeting for any reason, including for the failure to comply with any provision of these Regulations (provided that in no event shall any such withdrawal, ineligibility or unavailability commence a new time period (or extend any time period) for the giving of a Shareholder Notice), or (B) does not receive a number of votes cast in favor of his or her election that is at least equal to 25% of the shares present in person or represented by proxy and entitled to vote in the election of directors shall be ineligible to be a Shareholder Nominee pursuant to this Section 10 for the next two annual meetings.

(4) Notwithstanding the foregoing provisions of this Section 10, unless otherwise required by law or otherwise determined by the person presiding at the annual meeting or the Board of Directors, if the shareholder delivering the Shareholder Notice (or a Qualified Representative of the shareholder) does not appear at the annual meeting of shareholders of the Corporation to present its Shareholder Nominee or Shareholder Nominees, such nomination or nominations shall be disregarded, notwithstanding that proxies in respect of the election of the Shareholder Nominee or Shareholder Nominees may have been received by the Corporation. Without limiting the Board of Directors’ power and authority to interpret any other provisions of these Regulations, the Board of Directors (and any other person or body authorized by the Board of Directors) shall have the power and authority to interpret this Section 10 and to make any and all determinations necessary or advisable to apply this Section 10 to any persons, facts or circumstances, in each case acting in good faith. This Section 10 shall be the exclusive method for shareholders to include nominees for director election in the Corporation’s proxy materials (including, without limitation, any proxy card or written ballot, other than with respect to Rule 14a-19 promulgated under the 1934 Act to the extent applicable with respect to form of proxies).

Section 11. Participation in Meeting by Means of Communications Equipment. The Board of Directors may authorize shareholders and proxyholders who are not physically present at a meeting of shareholders to participate by use of communications equipment that permits the shareholder or proxyholder the opportunity to participate in the meeting and to vote on matters submitted to the shareholders, including an opportunity to read or hear the proceedings of the meeting and to speak or otherwise participate in the proceedings contemporaneously with those physically present. Any shareholder using communications equipment will be deemed present in person at the meeting. The Board of Directors may adopt guidelines and procedures for the use of communications equipment in connection with a meeting of shareholders to permit the Corporation to verify that a person is a shareholder or proxyholder and to maintain a record of any vote or other action.

ARTICLE II

BOARD OF DIRECTORS

Section 1. Number and Terms of Office. At each annual meeting of shareholders all directors shall be elected for terms expiring at the next annual meeting of shareholders. In each instance directors shall hold office until their successors are chosen and qualified, or until the earlier death, retirement, resignation, or removal of any such director as provided in Section 10 of this Article II. The Board of Directors or the shareholders may from time to time fix or change the size of the Board of Directors to a total number of no fewer than 12 and no more than 17 directors (the size of the Board as from time to time so established being herein referred to as the “entire authorized Board”). The Board of Directors may, subject to the limitation contained in the immediately preceding sentence regarding the number of directors, fix or change the number of directors by the affirmative vote of a majority of the entire authorized Board. The shareholders may, subject to the limitation contained in the third sentence of this paragraph regarding the number of directors, fix or change the number of directors at a meeting of the shareholders called for the purpose of electing directors at which a quorum is present, by the affirmative vote of the majority of the shares that are represented at the meeting and entitled to vote on the proposal. No reduction in the number of directors shall of itself have the effect of shortening the term of any incumbent director. In the event that the Board of Directors increases the number of directors, it may fill the vacancy or vacancies created by the increase in the number of directors for the respective unexpired terms in accordance with the provisions of Section 11 of this Article II. In the event the shareholders increase the number of directors and fail to fill the vacancy or vacancies created thereby, the Board of Directors may fill such vacancy or vacancies for the respective unexpired terms in accordance with the provisions of Section 11 of this Article II.

The number of directors may not be fixed or changed by the shareholders or directors, except (i) by amending these regulations in accordance with provisions of Article X of these Regulations, (ii) pursuant to an agreement of merger or consolidation approved by two-thirds of the members of the entire authorized Board of Directors and adopted by the shareholders at a meeting held for such purpose by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the Corporation on such proposal, or (iii) as provided in the immediately preceding paragraph of this Section 1 or in the next following paragraph.

The foregoing provisions of this Section 1 are subject to the automatic increase by two in the authorized number of directors and the right of the holders of any class or series of preferred stock of the Corporation to elect two directors of the Corporation during any time when dividends payable on such shares are in arrears, all as set forth in the Articles of Incorporation and/or the express terms of the preferred stock of the Corporation.

Section 2. Quorum, Adjournments, and Manner of Acting. Except as otherwise required by law, the Articles of Incorporation of the Corporation, or these Regulations, a majority of the entire authorized Board of Directors shall constitute a quorum for the transaction of business at any meeting of the Board. Except as otherwise required by law, the Articles of Incorporation of the Corporation, or these Regulations, the affirmative vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board. In the absence of a quorum, a majority of the directors present at a meeting duly held may adjourn the meeting to another time and place. At any adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the originally called meeting.

Notwithstanding any contrary provisions of these Regulations, the affirmative vote of at least two-thirds of the entire authorized Board of Directors shall be required for the approval or recommendation of any of the following transactions: (a) any merger or consolidation of the Corporation (i) with any interested shareholder, as such term is defined in Chapter 1704 of the Ohio General Corporation Law, or (ii) with any other corporation (which term, as used in this paragraph, includes, in addition to a corporation, a limited liability company, partnership, business trust or other entity) if the merger or consolidation is caused by any interested shareholder, (b) any transaction as a result of which any person or entity will become an interested shareholder, (c) any merger or consolidation involving the Corporation with or into any other corporation if such other corporation, taken on a consolidated basis with its “parent”, if any, and its and its parent’s “subsidiaries” (as both terms are defined by Rule 12b-2 under the 1934 Act), has assets having an aggregate book value equal to 50% or more of the aggregate book value of all the assets of the Corporation determined on a consolidated basis, (d) any liquidation or dissolution of the Corporation, (e) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition (in one transaction or a series of transactions) to or with an interested shareholder of assets of the Corporation which assets have an aggregate book value equal to 10% or more of the aggregate book value of all the assets of the Corporation determined on a consolidated basis, (f) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition (in one transaction or a series of transactions) to or with any person or entity of assets of the Corporation which assets have an aggregate book value equal to 25% or more of the aggregate book value of all the assets of the Corporation determined on a consolidated basis, (g) any transaction which results in the issuance or transfer by the Corporation to any person or entity of voting stock of the Corporation in an amount greater than 15% of the outstanding voting stock of the Corporation before giving effect to the issuance or transfer, (h) any transaction involving the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock or securities of any class or series of the Corporation which is owned by an interested shareholder, and (i) any transaction which results in the receipt by an interested shareholder, other than proportionately as a shareholder of the Corporation, of the benefit, directly or indirectly, of any loans, advances, guarantees, pledges, or other financial benefits provided through the Corporation.

Section 3. Place of Meeting. The Board of Directors may hold its meetings at such place or places, if any, within or without the State of Ohio as the Board may from time to time determine or as shall be specified or fixed in the respective notice or waivers of notices thereof.

Section 4. Regular Meetings. Regular meetings of the Board of Directors shall be held at such places, if any, and times as the Board shall from time to time determine.

Section 5. Special Meetings. Special meetings of the Board of Directors shall be held whenever called by the Chairperson of the Board, ~~or~~ the President, the independent lead director of the Board of Directors, if any, or by a majority of the directors then in office.

Section 6. Notice of Meetings.

a. Notice of regular meetings of the Board of Directors or of any adjourned meeting thereof need not be given.

b. Notice of each special meeting of the Board shall be given to each director personally or by telephone, not later than the day before the meeting is to be held, or sent by telegraph, telex, facsimile, or other means of communication authorized by such director for this purpose, at least 2 days before the day on which the meeting is to be held. Notice need not be given to any director who shall, either before or after the meeting, submit a waiver of such notice, signed or otherwise authenticated by such director, or who shall attend such meeting without protesting prior to or at its commencement, the lack of notice to such director. Every notice shall state the time, place, if any, and means by which directors may participate in the meeting through the use of communications equipment, but need not state the purpose of the meeting.

Section 7. Participation in Meeting by Means of Communications Equipment. Any one or more members of the Board of Directors or any committee thereof may participate in any meeting of the Board or of any such committee through the use of communications equipment to the extent allowed by Ohio law.

Section 8. Action Without Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors or any committee thereof may be authorized or taken without a meeting with the affirmative vote or approval of, and in a writing or writings signed by, all the directors or all the committee members, which writing or writings shall be filed with or entered upon the records of the Corporation. A telegram, cablegram, electronic mail, or an electronic or other transmission capable of authentication that appears to have been sent by a director or committee member is a signed writing for purposes of this Section 8. The date on which that telegram, cablegram, electronic mail, or an electronic or other transmission is sent is the date on which the writing shall be deemed to have been signed.

Section 9. Resignations. Any director of the Corporation may resign at any time by oral statement to that effect made at a meeting of the Board of Directors or any committee thereof or by giving written notice to the Board of Directors, the Chairperson of the Board, the President, or the Secretary of the Corporation. Such resignation shall take effect at the date of receipt of such notice or at any later date specified therein and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 10. Removal of Directors.

a. The Board of Directors may remove any director and thereby create a vacancy on the Board: (i) if by order of court the director has been found to be of unsound mind or if the director is adjudicated a bankrupt or (ii) if within 60 days from the date of such director’s election the director does not qualify by accepting (either in writing or by any other means of communication authorized by the Corporation) the election to such office or by acting at a meeting of directors.

b. All the directors, or any individual director, may be only removed from office by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the Corporation entitled to elect directors in place of those to be removed. In case of any such removal, a new director nominated in accordance with these Regulations may be elected at the same meeting for the unexpired term of each director removed. Failure to elect a director to fill the unexpired term of any director removed shall be deemed to create a vacancy on the Board.

Section 11. Vacancies. Any vacancies on the Board of Directors resulting from death, resignation, removal, or other cause may be filled by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director. Newly created directorships resulting from any increase in the number of directors by action of the Board of Directors may be filled by the affirmative vote of a majority of the directors then in office, or if not so filled, by the shareholders at the next annual meeting thereof or at a special meeting called for that purpose in accordance with Section 3 of Article 1 of these Regulations. In the event the shareholders increase the authorized number of directors in accordance with these Regulations but fail at the meeting at which such increase is authorized, or an adjournment of that meeting, to elect the additional directors provided for, or if the shareholders fail at any meeting to elect the whole authorized number of directors, such vacancies may be filled by the affirmative vote of a majority of the directors then in office. Any director elected in accordance with the three preceding sentences of this Section 11 shall hold office for the remainder of the full term for which the new directorship was created or the vacancy occurred or until such director’s successor shall have been elected and qualified. The provisions of this Section 11 shall not restrict the rights of holders of any class or series of preferred stock of the Corporation to fill vacancies in directors elected by such holders as provided by the express terms of the preferred stock.

ARTICLE III

EXECUTIVE AND OTHER COMMITTEES

Section 1. Executive Committee. The Board of Directors may, by resolution adopted by the affirmative vote of a majority of the entire authorized Board, designate annually (i) four or more of its members to constitute members of an Executive Committee of the Board of Directors of the Corporation (the “Executive Committee”) and (ii) one or more of its members to be alternate members of the Executive Committee to take the place of any absent member or members at any meeting of the Executive Committee. The Executive Committee shall have and may exercise, between meetings of the Board, all the powers and authority of the Board in the management of the business and affairs of the Corporation, including, without limitation, the power and authority to declare a dividend and to authorize the issuance of stock, and may authorize the seal of the Corporation to be affixed to all papers which may require it, except that the Executive Committee shall not have such power or authority in reference to filling vacancies on the Board or on any committee of the Board, including the Executive Committee.

The Board shall have power at any time by the affirmative vote of a majority of the entire authorized Board to change the membership of the Executive Committee, to fill all vacancies in it, and to discharge it, either with or without cause.

Section 2. Other Committees. The Board of Directors may, by resolution adopted by the affirmative vote of a majority of the entire authorized Board, designate from among its members one or more other committees, each of which shall (i) consist of not less than three directors, together with such alternates as the Board of Directors may appoint to take the place of any absent member or members at any meeting of such committee, and (ii) except as otherwise prescribed by law, have such authority of the Board as may be specified in the resolution of the Board designating such committee. The Board shall have power at any time, by the affirmative vote of a majority of the entire authorized Board, to change the membership of, to fill all vacancies in, and to discharge any such committee, either with or without cause.

Section 3. Procedure, Meetings, and Quorum.

a. Regular meetings of the Executive Committee or any other committee of the Board of Directors, of which no notice shall be necessary, may be held at such times and places, if any, as may be fixed by a majority of the members thereof. Special meetings of the Executive Committee or any other committee of the Board shall be called at the request of the Chairperson of the Board or the President or the Chairperson of any committee. Notice of each special meeting of the Executive Committee or any other committee of the Board shall be given in the same manner required for notices of special meetings of the Board of Directors as provided in Section 6 of Article II. Any special meeting of the Executive Committee or any other committee of the Board shall be a legal meeting without any notice thereof having been given, if all the members thereof shall be present thereat. Notice of any adjourned meeting of any committee of the Board need not be given. The Executive Committee or any other committee of the Board may adopt such rules and regulations not inconsistent with the provisions of law, the Articles of Incorporation of the Corporation, or these Regulations for the conduct of its meetings as the Executive Committee or any other committee of the Board may deem proper.

b. A majority of the members of the Executive Committee or any other committee of the Board shall constitute a quorum for the transaction of business at any meeting, and the vote of a majority of the members thereof present at any meeting at which a quorum is present shall be the act of such committee. The Executive Committee or any other committee of the Board of Directors shall keep written minutes of its proceedings and shall report on such proceedings to the Board.

ARTICLE IV

OFFICERS

Section 1. Election and Term of Office. The officers of the Corporation shall consist of a President, a Secretary, a Treasurer, and such other officers (including, without limitation, if so desired by the Board of Directors, a Chairperson of the Board, a Chief Executive Officer, a Chief Operating Officer, a Chief Financial Officer, and one or more Vice Presidents) and assistant officers, all with such titles, authorities, and duties as the Board of Directors may from time to time determine. The officers shall be elected by the Board of Directors. The Chairperson of the Board, if one is elected, shall be a director. Any two or more offices may be held by the same person, but no officer shall execute, acknowledge, or verify any instrument in more than one capacity if such instrument is required by law, the Articles of Incorporation of the Corporation, or these Regulations to be executed, acknowledged, or verified by two or more officers. Unless the directors expressly elect an officer for a longer or shorter term, each officer shall hold office until the next annual organization meeting of the directors following election of the officer (or, if neither such officer nor a successor is elected at such annual organization meeting, until such officer or such officer’s successor is elected) or until the earlier resignation, removal from office, or death of the officer.

Section 2. Authority and Duties of Officers. The officers of the Corporation shall have such authority and shall perform such duties as are customarily incident to their respective offices, or as may be determined by the Board of Directors, regardless of whether such authority and duties are customarily incident to such offices. Unless otherwise determined by the Board of Directors, the Chairperson of the Board, if any, shall preside at all meetings of the Board of Directors and at all meetings of the shareholders. In the event a Chairperson of the Board has not been elected or is otherwise absent, the President (or such other officer designated by the Board of Directors) shall preside at such meetings.

Section 3. Removal. Any officer may at any time be removed, either with or without cause, by the Board of Directors or any authorized committee thereof or by any superior officer upon whom such power may be conferred by the Board or any authorized committee thereof; provided however, that the removal of the most senior

(in authority) officer of the Corporation shall require the affirmative vote of at least a majority of the entire authorized Board. The removal of any officer shall be without prejudice to the contract rights, if any, of such officer.

Section 4. Resignation. Any officer may resign at any time by giving notice to the Board of Directors, the Chairperson of the Board, the President, or the Secretary of the Corporation. Any such resignation shall take effect at the date of receipt of such notice or at any later date specified therein and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 5. Vacancies. A vacancy in any office because of death, retirement, resignation, removal, or any other cause may be filled by the Board of Directors.

ARTICLE V

INDEMNIFICATION

The Corporation shall indemnify, to the full extent permitted or authorized by the Ohio General Corporation Law as it may from time to time be amended, any person made or threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she is or was a director, officer, or employee of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, or employee of a bank, other corporation, partnership, joint venture, trust, or other enterprise. In the case of a merger into this Corporation of a constituent corporation which, if its separate existence had continued, would have been required to indemnify directors, officers, or employees in specified situations prior to the merger, any person who served as a director, officer, or employee of the constituent corporation, or served at the request of the constituent corporation as a director, trustee, officer, or employee of a bank, other corporation, partnership, joint venture, trust, or other enterprise, shall be entitled to indemnification by this Corporation (as the surviving corporation) for acts, omissions, or other events or occurrences prior to the merger to the same extent he or she would have been entitled to indemnification by the constituent corporation if its separate existence had continued. The indemnification provided by this Article V shall not be deemed exclusive of any other rights to which any person seeking indemnification may be entitled under the Articles of Incorporation of the Corporation or these Regulations, or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, trustee, officer, or employee and shall inure to the benefit of the heirs, executors, and administrators of such a person.

ARTICLE VI

CAPITAL STOCK

Section 1. Certificates for Shares. Certificates representing shares of stock of each class of the Corporation, whenever authorized by the Board of Directors, shall be in such form as shall be approved by the Board or by the Chairperson of the Board or President or a Vice President and the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer. The certificates representing shares of stock of each class shall be signed by, or in the name of, the Corporation by the Chairperson of the Board or the President or a Vice President and by the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer of the Corporation. Any or all such signatures may be facsimiles, engraved, stamped, or printed if countersigned by an incorporated transfer agent or registrar. Although any officer, transfer agent or registrar whose manual or facsimile signature is affixed to such a certificate ceases to be such officer, transfer agent, or registrar before such certificate has been delivered, such certificate nevertheless shall be effective in all respects when delivered. The Corporation may issue shares of any class of its capital stock without issuing certificates therefore.

Section 2. Transfer of Shares. Transfers of shares of stock of each class of the Corporation shall be made only on the books of the Corporation by the holder thereof, or by such holder’s attorney thereunto authorized by a power of attorney duly executed and filed with the Secretary of the Corporation or a transfer agent for such stock, if any, and on surrender of the certificate or certificates for such shares properly endorsed or accompanied by a duly executed stock transfer power and the payment of all taxes thereon. The person in whose name shares stand on the books of the Corporation shall be deemed the owner thereof for all purposes as regards the Corporation. No transfer of shares shall be valid as against the Corporation and its shareholders and creditors for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred

Section 3. Lost, Destroyed, and Mutilated Certificates. The holder of any share of stock of the Corporation shall immediately notify the Corporation of any loss, theft, destruction, or mutilation of the certificate therefore; the Corporation may issue to such holder a new certificate or certificates for shares, upon the surrender of the mutilated certificate or, in the case of loss, theft, or destruction of the certificate, upon satisfactory proof of such loss, theft, or destruction; the Corporation, or the transfer agents and registrars for the stock, may, in their discretion, require the owner of the lost, stolen, or destroyed certificate, or such person’s legal representative, to provide the Corporation a bond in such sum and with such surety or sureties as they may direct to indemnify the Corporation and such transfer agents and registrars against any claim that may be made on account of the alleged loss, theft, or destruction of any such certificate or the issuance of such new certificate.

Section 4. Regulations. The Board of Directors may make such additional rules and regulations as it may deem expedient concerning the issue and transfer of certificates representing shares of stock of each class of the Corporation and may make such rules and take such action as it may deem expedient concerning the issue of certificates in lieu of certificates claimed to have been lost, destroyed, stolen, or mutilated.

ARTICLE VII

RECORD DATES

For any lawful purpose, including the determination of the shareholders who are entitled to receive notice of or to vote at a meeting of the shareholders, the Board of Directors may fix a record date in accordance with the provisions of the Ohio General Corporation Law. The record date for the purpose of the determination of the shareholders who are entitled to receive notice of or to vote at a meeting of the shareholders shall continue to be the record date for all adjournments of the meeting unless the Board of Directors or the persons who shall have fixed the original record date shall, subject to the limitations set forth in the Ohio General Corporation Law, fix another date and shall cause notice thereof and of the date to which the meeting shall have been adjourned to be given to shareholders of record as of the newly fixed date in accordance with the same requirements as those applying to a meeting newly called. The Board of Directors may close the share transfer books against transfers of shares during the whole or any part of the period provided for in this Article VII, including the date of the meeting of the shareholders and the period ending with the date, if any, to which adjourned. If no record date is fixed therefor, the record date for determining the shareholders who are entitled to receive notice of a meeting of the shareholders shall be the date next preceding the day on which notice is given, and the record date for determining the shareholders who are entitled to vote at a meeting of shareholders shall be the date next preceding the day on which the meeting is held.

ARTICLE VIII

CORPORATE SEAL

The corporate seal of this Corporation shall be circular in form and shall contain the name of the Corporation. Failure to affix the seal to any instrument or document executed on behalf of the Corporation shall not affect the validity of such instrument or document unless otherwise expressly provided by law.

ARTICLE IX

OFFICES

The headquarters and principal executive offices of the Corporation shall be located in the City of Cleveland, County of Cuyahoga, State of Ohio. The Corporation may also have such other office or offices, and keep the books and records of the Corporation, except as may otherwise be required by law, at such other place or places, either within or without the State of Ohio, as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE X

AMENDMENTS

These Regulations may only be amended, repealed, or altered or new regulations may only be adopted (i) at a meeting of shareholders, by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the Corporation on such proposal, (ii) without a meeting, by the written consent of the holders of shares entitling them to exercise 100% of the voting power of the Corporation on such proposal, or (iii) by the Board of Directors (to the extent permitted by the Ohio General Corporation Law).

It is the intent that these Regulations be enforced to the maximum extent permitted by law. If in any judicial proceeding, a court shall refuse to enforce any provision of these Regulations for the reason that such provision (or portion thereof) is deemed to be unenforceable or invalid under applicable law, then it is the intent that such otherwise unenforceable or invalid provision (or portion thereof) be enforced and valid to the maximum extent permitted by applicable law. The invalidity or unenforceability of any provision (or portion thereof) of these Regulations shall not invalidate or render unenforceable any other provision (or the balance of the otherwise enforceable or valid provision) of these Regulations, as each provision (and portion thereof) is intended to be severable.